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                                                                    Exhibit 8.02

                   [LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]

                                             August 27, 1999

MediaOne Group, Inc.
188 Inverness Drive West
Englewood, CO 80112

Ladies & Gentlemen:

    You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of MediaOne Group, Inc., a Delaware corporation ("MediaOne"), with and into Meteor Acquisition Inc. ("Merger Sub"), a Delaware corporation and direct wholly-owned subsidiary of AT&T Corp., a New York corporation ("AT&T").

    In formulating our opinion, we have examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of May 6, 1999 (the "Merger Agreement"), among MediaOne, AT&T and Merger Sub, the Proxy Statement (the "Proxy Statement") filed by MediaOne with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form S-4, as filed by AT&T with the SEC on August 27, 1999, of which the Proxy Statement forms a part (the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of MediaOne and AT&T.

    Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, (3) the accuracy of (i) the representations made by AT&T and Merger Sub which are set forth in the certificate delivered to us by AT&T and Merger Sub, dated the date hereof, and (ii) the representations made by MediaOne which are set forth in the certificate delivered to us by MediaOne, dated the date hereof, and (4) that any representations made in such
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MediaOne Group, Inc.
August 27, 1999
Page 2

certificates "to the best knowledge of" or like import are accurate without such qualification.

    Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

    1.  The Merger will constitute a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    2. AT&T, Merger Sub and MediaOne will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

    Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger or any inaccuracy of the statements, facts, assumptions and representations on which we have relied, may affect the validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Proxy Statement.

                                          Very truly yours,

                                          /s/ Weil, Gotshal & Manges LLP